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                                                                    Exhibit 99.1

                                   AMENDMENT NO. 2


    Effective March 29, 1996, Genzyme Transgenics Corporation ("GTC") and Genzyme Corporation ("Genzyme") entered into a Convertible Debt and Development Funding Agreement (the "Agreement"), which Agreement continues in full force and effect.

                                       RECITALS

    A. Pursuant to Section 2.1 of the Agreement, GTC granted to Genzyme certain Co-Marketing Rights related to AT-III as defined therein.

    B. Pursuant to Section 2.3(b) of the Agreement, such Co-Marketing Rights shall terminate upon failure of Genzyme to enter into a Supply Agreement with GTC by March 31, 1997.

    C. The parties have been negotiating the terms of a business relationship between GTC and Genzyme relating to AT-III, which negotiations are continuing.

    D. To permit further negotiation without terminating such Co-Marketing Rights, the parties wish to amend the Agreement to extend the period during which the parties must enter into such business relationship for three months to and including June 30, 1997.

    NOW THEREFORE, in view of the above recitals and in consideration of the mutual covenants set forth herein, the parties hereby agree as follows:

    1.   Sections 1.10, 1.11(a), 2.3(b), 2.3(c), 2.3(d) and 2.6 are each individually amended to change the date March 31, 1997 to June 30, 1997.

    2.   Section 2.4. is amended to read as follows:

              2.4 Development and Supply Agreement. Subject to Section 2.3 above, prior to and including June 30, 1997, GTC and Genzyme shall negotiate in good faith to enter into an exclusive development and supply agreement pursuant to which GTC may become the exclusive manufacturing source of transgenic AT-III to be sold by Genzyme pursuant to its Co-Marketing Rights (the "Supply Agreement"). The Supply Agreement shall be on substantially the terms set forth in a letter dated February 27, 1997 from Jan van Heek to James A. Geraghty, including the "Summary of proposed terms" attached thereto. Notwithstanding the foregoing and in lieu of negotiating a Supply Agreement, either party may propose to the other party and the other party shall negotiate in good faith an alternative business relationship between GTC and Genzyme concerning AT-III which may include, without limitation, an equity investment by Genzyme in GTC and the establishment between Genzyme and GTC to other commercially reasonable arrangements with regard to the development, commercial production, and sale of AT-III. The Supply Agreement or such other arrangement agreed upon by GTC and Genzyme shall be subject to the prior review and approval of a committee of the Board of Directors of GTC, which committee shall not include any officers or directors of Genzyme.


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Amendment No. 2
Page 2

    3. All other terms and conditions of the Agreement remain unmodified and in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed as an instrument under seal in their respective corporate names by their respective authorized representatives on a date no later than March 31, 1997.

GENZYME CORPORATION                    GENZYME TRANSGENICS
                                       CORPORATION

By:/s/Peter Wirth                      By: /s/John B. Green
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Title:   Vice President                Title:    Vice President
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Date:    3/31/97                       Date:     3/31/97
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